NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by Claymore Exchange-Traded Fund Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Guggenheim Enhanced Core Bond ETF (suspended: 3/10/2014) symbol: GIY

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that, on March 14, 2014, the issuer liquidated the securities listed above at a rate of $50.01 per share. Accordingly, trading in the issue was suspended before the opening on the date specified above.